Exhibit 99.2

A Message to Our Shareholders

Summary
Synthetech’s sales revenue declined in fiscal 2010 for the first time in three years as a result of the challenging global economy and customers’ development timing.  Fiscal 2010 income of $1.2 million, over $0.08 per share, is similar to last year’s earnings despite a 23% decline in revenues.

Meeting the Challenge
Fiscal year 2010 was a challenging year.  Many pharmaceutical customers saw lower or lost funding for key projects in their development pipelines.  Custom manufacturing organizations (CMOs) are enduring one of the most difficult market conditions since 2002-2004.  Uncertainties regarding US health care plans and the global economy contributed to the general slowdown in the pharmaceutical industry overall.

While the pharmaceutical industry and our CMO competitors experienced difficulties, Synthetech was poised to act and made adjustments for the ever-changing times.  Timely attention to cost reductions and production efficiencies within the Company served to reduce costs while improving gross profits on declining revenue.  The majority of savings came from lower raw material and supplies costs, non-strategic personnel reductions and production efficiency gains on key projects.  In addition, SG&A was held relatively flat versus fiscal year 2009.  With a conservative approach on capital expenditures, cash flow was solid with no borrowings on our $2 million line of credit at the end of fiscal 2010.  Revenues of $15.2 million, while lower than the $19.9 million of the previous year, reflected a reasonable amount of activity with our Hepatitis C drug (HCV Franchise) business.  In addition, peptide building blocks, amino acids used in the manufacture of commercial peptide APIs, were significant contributors to our top line representing 30% of sales.  While lower sales reflected the downturn within our industry, they were offset by early execution of cost savings efforts resulting in earnings of $1.2 million, comparable to earnings achieved in fiscal 2009.

Focus on Long-Term Growth
Most CMOs suggest our industry is recovering in the latter half of calendar year 2010.  We believe our industry will continue on its current path for this year before the market improves.  Anticipated investment in both people and facilities at Synthetech lead us to expect fiscal 2011 will be a building year.  We anticipate execution of our business strategy will lead to enhanced profitability in fiscal 2012 and beyond.  As market conditions remain challenging into fiscal 2011, some of our key projects such as larger reorders for our HCV Franchise business, a key peptide API, and an important non-pharmaceutical project are expected to begin in the end of fiscal 2011.  Synthetech is taking steps now that are necessary to successfully realize these growth opportunities and achieve our long-term financial goals.  Synthetech will focus on sources of new revenues and the resources required to attain those revenues.

•	Top-Line Centricity
Our current customer base is heavily biased toward major pharmaceutical companies.  While the Company will continue to focus on these important customers, we are expanding our customer base to include other chemical industry sectors where our technology provides us with competitive advantage.  We have focused on revenue generation over the past three years, however we will intensify our efforts to improve top-line consistency and growth.  In addition to our existing customer base, a broad look at biotech pharmaceutical companies and non-pharmaceutical chemical and related companies are two focal points.  Expanding into active pharmaceutical ingredients (API) production will provide access to additional biotech pharmaceutical customers who normally only source APIs.  Non-pharmaceutical custom chemical manufacture represents intriguing opportunities worthy of evaluation.

•	Expansion of Capabilities
While many CMO competitors are reducing sales personnel, Synthetech is increasing commercial development personnel to obtain more market opportunities and visibility within our expanded scope.  We recently added an additional East Coast sales manager.  Capital expansions including an API manufacturing suite, bulk solvent storage capacity, additional project-specific production equipment, and fuels cost savings projects will be self-funding with short paybacks.  The addition of the San Diego Research Center (SDRC) is expected to provide rapid production of preclinical compounds for pharmaceutical customers.  This effort will support our API marketing strategy by expanding opportunities and providing an early development access point for projects at biotech pharmaceutical customers.

•	Cost Control
Concurrent to our top-line focus, we will continue add to the successful cost reduction benefits achieved last year with key targets identified.  The source of savings is not anticipated to be personnel reductions.  To the contrary and counter to many of our competitors, we envision a growth of head-count in preparation for upcoming production of an important non-pharmaceutical project.  Production efficiencies, cost reduction projects and raw material price reductions are expected sources of savings.

Strategy
Organic growth remains the focal point for Synthetech.  Synthetech continues to evaluate acquisition options as we seek to grow the Company and increase shareholder value.  Opportunities to increase our competitive advantages through technology and capability represent a rapid path for growth assuming the opportunities are immediately accretive and synergies are found.  As one might imagine, the options available for a company with our resources are limited.  Only logical, value-adding approaches will be considered as we evaluate our path forward.

Determination
Our technology competitive advantages, manufacturing capabilities and responsiveness to customer needs have stabilized Synthetech during a very challenging business environment this past year.  Our business plans and strategy are focused on enhancing these competitive advantages, increasing profitability and improving long term shareholder value.  With the help of all Synthetech employees, I am confident we will achieve our goals.

Since 2006 when Synthetech began its turnaround, we have overcome numerous challenges and achieved strategic and financial momentum.  Now as we continue on the path to improved shareholder value, we embark again in a challenging environment but confident of our direction and plans to create a sustainable company with improving long-term profitability.

I want to thank all who contributed to a successful fiscal 2010 at Synthetech without whom we would not have accomplished our results:  First, customers for trusting our company for your needs; our employees and the Board of Directors for their dedication, creativity, and guidance; and our investors for their continued support.

Gregory R. Hahn, Ph.D.
President and Chief Executive Officer
June 10, 2010